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                                                                   Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Citadel Communications Corporation

We consent to incorporation by reference in the registration statement filed on Form S-8 of Citadel Communications Corporation of our report dated February 29, 2000, relating to the consolidated balance sheets of Citadel Communications Corporation and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 10-K of Citadel Communications Corporation dated March 30, 2000.

/s/ KPMG LLP

Phoenix, Arizona
November 30, 2000